Exhibit 12.1

                            BFC Financial Corporation
                Calculation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                                         Years ended December 31,
                                                  ---------------------------------------------------------------------
                                                     2002           2001           2000           1999           1998
                                                  ---------      ---------      ---------      ---------      ---------
Fixed charges:
  Interest                                        $ 153,115        188,838        211,406          1,613          1,912
  Eliminate BankAtlantic Bancorp/BankAtlantic      (151,962)      (187,599)      (210,012)            --             --
                                                  ---------      ---------      ---------      ---------      ---------
                                                  $   1,153          1,239          1,394          1,613          1,912
                                                  =========      =========      =========      =========      =========

Earnings (loss):
  Pretax earnings (loss) before minority
   interest, discontinued operations,
   extraordinary items and cumulative
   effect of change in accounting principle       $  53,140         47,975         35,263         11,434            (49)
  Eliminate BankAtlantic Bancorp/BankAtlantic       (57,569)       (53,622)       (39,932)       (10,501)         1,397
  Eliminate other partnerships                        1,427          4,111          1,795             --             --
  BankAtlantic Bancorp/BankAtlantic dividends         1,581          1,468          1,288          1,236          1,187
  Fixed charges                                       1,153          1,239          1,394          1,613          1,912
                                                  ---------      ---------      ---------      ---------      ---------
                                                  $    (268)         1,171           (192)         3,782          4,447
                                                  =========      =========      =========      =========      =========


Ratio                                                 (0.23)          0.95          (0.14)          2.34           2.33
                                                  =========      =========      =========      =========      =========

Coverage deficiency                               $   1,421             68          1,586             --             --
                                                  =========      =========      =========      =========      =========

(1) The operations of BankAtlantic Bancorp have been eliminated since there is a dividend restriction between BankAtlantic Bancorp's primary subsidiary, BankAtlantic, and BankAtlantic Bancorp.